The Board of Directors
PLM International, Inc.

We consent to incorporation by reference in the registration statements on Form S-2 (033-55183), on Form S-3 (No. 033-54869), and on Form S-8 (No. 033-56877),
of PLM International, Inc. of our report dated March 1, 1995, relating to the consolidated balance sheets of PLM International, Inc. and subsidiaries as of December 31, 1994, and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and all related schedules, which report appears in the December 31, 1994, annual report on Form 10-K of PLM International, Inc.





San Francisco, California                              KPMG Peat Marwick LLP
March 15, 1995





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